EXHIBIT 5.1
[Letterhead of Akerman Senterfitt]

Fort Lauderdale Jacksonville Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax
November 19, 2007
BabyUniverse, Inc.
150 South U.S. Highway One
Suite 500
Jupiter, Florida 33477
     Re:  Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,094,346 shares of common stock, $0.001 par value per share (the “Shares”) of BabyUniverse, Inc., a Florida corporation (the “Company”), which Shares will be sold by certain selling shareholders.
     We are acting as special Florida counsel for the Company. In rendering the opinions set forth below, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement and exhibits thereto; (2) the Company’s Articles of Incorporation and Bylaws, as amended; (3) resolutions adopted by the Company’s Board of Directors; and (4) such other documents and instruments that we have deemed relevant or necessary for the expression of the opinions contained herein.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

BabyUniverse, Inc.
November 19, 2007

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold, will be validly issued, fully paid and nonassessable.
     Please note that this opinion is based on Florida law.
     Please also note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations, applicable provisions of the Florida Constitution and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby expressly consent to (1) any reference to our firm in the Registration Statement, in any registration statement filed pursuant to Rule 462(b) under the Securities Act for the same offering, and in any prospectus supplement filed pursuant to Rule 424 under the Securities Act for the same offering, (2) the inclusion of this opinion as an exhibit to the Registration Statement and its incorporation by reference into any such additional registration statement, and (3) the filing of this opinion with any other appropriate governmental agency.
     In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Akerman Senterfitt